UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Covenant Transportation Group, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Aggregate number of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A

[ ]	Fee paid previously with preliminary materials.	N/A

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 17, 2018
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), to be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 1:00 p.m. Eastern Daylight Time, on Thursday, May 17, 2018, for the following purposes:

1.	To consider and act upon a proposal to elect six (6) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2018; and

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board has fixed the close of business on Thursday, March 29, 2018, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVTI or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 17, 2018

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2017, are available free of charge and may be accessed at www.edocumentview.com/CVTI.

In accordance with SEC rules, we do not use "cookies" or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

To obtain directions to the Annual Meeting, please call Kimberly Perry at (423) 463-3357.

By Order of the Board of Directors,
/s/ David R. Parker
David R. Parker
Chairman of the Board

Chattanooga, Tennessee
April 16, 2018

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
__________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 17, 2018
__________________________________________

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Transportation Group, Inc., a Nevada corporation, to be voted at the 2018 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 1:00 p.m. Eastern Daylight Time, on Thursday, May 17, 2018, and any adjournment thereof.

The Proxy Statement, proxy card, and our 2017 Annual Report for the year ended December 31, 2017 (the "2017 Annual Report"), which collectively comprise our "proxy materials," were first mailed on or about April 16, 2018, to stockholders of record at the close of business on our record date of March 29, 2018 (the "Record Date").  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2017 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms "Company," "we," "us," and "our" refer to Covenant Transportation Group, Inc. and its consolidated subsidiaries.  The term "Board" refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD.  When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

"FOR" Proposal 1:	The election of the six (6) director nominees named below;

"FOR" Proposal 2:	Advisory and non-binding vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement;

"FOR" Proposal 3:	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the "Class A common stock"), that you are entitled to vote as a stockholder.  Such persons will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, or 3, or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person's best judgment.  None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 29, 2018.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock, par value one cent ($0.01) per share (the "Class B common stock"), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares.  In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketSM was $29.83 per share.

On the Record Date, there were issued and outstanding (i) 16,559,316 shares of Class A common stock (including 578,267  shares of restricted Class A common stock subject to certain performance vesting and holding provisions, which carry voting rights), entitled to cast an aggregate 16,559,316  votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our common stock issued and outstanding on the Record Date was approximately 18,909,316 and the holders of such shares are entitled to cast an aggregate of 21,259,316 votes on all matters subject to a vote at the Annual Meeting.  The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the outstanding Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.  "Abstentions" are shares that are entitled to vote but that are not voted at the direction of the holder.  "Broker non-votes" are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Required Vote

Directors are elected by an affirmative vote of a plurality of the total votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that with respect to Proposal 1, the six director nominees receiving the highest number of votes for their election will be elected.  The approval of Proposals 2 and 3, and the approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes are not considered votes cast and thus will not be included in the vote totals for any proposal. Any director who receives a greater number of votes “withheld” from or voted “against” his election than are voted “for” such election (excluding abstentions) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card or (iv) in person at the Annual Meeting by notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.  Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting and notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.  For 2018, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 2:00 a.m. Eastern Daylight Time on Thursday, May 17, 2018.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Corporate Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Corporate Secretary, or (iii) attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2017 Annual Report that was mailed on or about April 16, 2018, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date.  A copy of our 2017 Annual Report is publicly available free of charge at www.edocumentview.com/CVTI.  Except to the extent it is incorporated by specific reference, our 2017 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG LLP, our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2019 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect six directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee"), our Board has nominated for election as directors the following six individuals:  David R. Parker, William T. Alt, Robert E. Bosworth, Bradley A. Moline, Herbert J. Schmidt, and W. Miller Welborn. Each nominee is presently serving as a director.  The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiary, Covenant Transport, Inc., a Tennessee corporation ("CTI"), and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his intention to serve as a director, if elected.

David R. Parker, 60, has served as our Chairman of the Board and Chief Executive Officer ("CEO") since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President.  Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations.  From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta.  Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Limited Family Partnership.  The Board believes Mr. Parker's dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company, qualify him for his continued service as CEO, and Chairman of our Board.  Additionally, the Board believes Mr. Parker's knowledge of the industry continues to be a competitive strength for the Company.

William T. Alt, 81, has served as a director since 1994 and currently serves as Chair of our Nominating Committee and as a member of the Audit Committee and Compensation Committee.  Mr. Alt holds degrees in engineering and law.  He has engaged in the private practice of law since 1962 and served as the President of the professional corporation for which he has practiced, William T. Alt., P.C., where he also was responsible for compensation decisions.  Mr. Alt has supervised as many as twelve attorneys engaged in litigation and securities work for brokers, private companies going public, and SEC reporting companies.  In addition, Mr. Alt has served as a trial attorney in various commercial matters.  Mr. Alt also has experience advising companies, including other interstate trucking companies, in public offerings, stock exchange listings, SEC reporting, accounting issues concerning public companies, and various other commercial matters.  Mr. Alt served as outside counsel to the Company from 1986 to 2003, has served as legal counsel for other multistate trucking firms, and has gained an in-depth understanding of the risks facing the Company and the transportation industry.  The Board believes Mr. Alt's legal experience and familiarity with securities laws and the transportation industry qualify Mr. Alt to serve on the Board and benefit the Company.  Specifically, the Board believes Mr. Alt's legal background allows Mr. Alt to advise the Board regarding best practices and strategies to help inform the Board's decision-making, particularly in the area of risk assessment.  Additionally, the Board believes Mr. Alt's past leadership positions and executive experience qualifies Mr. Alt to serve in his current capacity as the Chair of the Nominating Committee.  The Board believes Mr. Alt's knowledge of accounting issues concerning public companies adds significant value to our Audit Committee.

Robert E. Bosworth, 70, has served as a director since 1998 and currently serves as Chair of our Audit Committee, Chair of our Compensation Committee, and our Lead Independent Director.  Mr. Bosworth served as a director of

Chattem, Inc., a consumer products company from 1986 to 2010 and served on its audit committee from 1998 to 2005 and on its compensation committee from 2002 to 2005.  From September 2005 until his retirement in July 2012, Mr. Bosworth served as the President and Chief Operating Officer ("COO") of Chattem, Inc.  Mr. Bosworth has also held directorships with several for-profit and non-profit organizations, as well as served as Vice President of Hamico, Inc.  Mr. Bosworth holds an M.B.A. in finance.  The Board believes Mr. Bosworth's services on the Chattem, Inc. board and on the boards of several other organizations have provided him with significant insight into board processes, functions, exercise of diligence, and oversight of management, and this knowledge benefits the Board.  The Board also believes Mr. Bosworth's financial background, including his experience handling all financial functions of Chattem, Inc. and his familiarity and experience with applicable laws and regulations governing the preparation of financial statements filed with the SEC from when Chattem, Inc. was publicly traded, adds value to the Company's Audit Committee and Board.  The Board believes Mr. Bosworth's extensive executive, director, business, and financial reporting experience make him highly qualified to serve as a director and as Chair of the Audit Committee. The Board also believes Mr. Bosworth's knowledge of executive compensation practices qualifies him to serve as Chair of our Compensation Committee.

Bradley A. Moline, 51, has served as a director since 2003 and currently serves as a member of our Audit Committee and Nominating Committee.  Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company and majority owned subsidiary of Nelnet, Inc. (NYSE:NNI), since October 2002.  He also serves on the board of directors of ALLO Communications, LLC.  Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods, a grocery store in Imperial, Nebraska, since February 2002 and NECO Grocery, with grocery operations in Colorado, since March 2006.  From 1994 to 1997, Mr. Moline was our Treasurer and CFO.  Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company's debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board believes Mr. Moline's extensive financial and executive experience add significant value to our Audit Committee and make Mr. Moline a valued member of our Board.  The Board also believes Mr. Moline's wide array of executive experiences, including from his service as the Company's CFO, has prepared him well to respond to complex financial and operational challenges.  The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to governance issues as a member of our Nominating Committee.

Herbert J. Schmidt, 62, has served as a director since 2013, prior to January 2017 served as a member of our Nominating Committee, and prior to July 2016 served as a member of our Compensation Committee. Additionally, Mr. Schmidt provides consulting services to the Company and SRT in particular. Mr. Schmidt previously served as the Executive Vice President of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012.  Prior to the merger of Contract Freighters, Inc. ("CFI"), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations.  Mr. Schmidt also served as a member of the Board of Directors of Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees, and as a member of the Board of Directors of Daylight Transport, LLC, a privately held less-than-truckload carrier, since September 2013, including membership on the Compensation and M&A Committees.  The Board believes Mr. Schmidt's extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board.

W. Miller Welborn, 59, has served as a director since 2017 and currently serves as a member of our Audit Committee and Compensation Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $1.6 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he founded, from 2001 to 2014.  Prior to founding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he cofounded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over

$600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✓	Lead Independent Director appointed
✓	All committees comprised solely of independent directors
✓	Two-thirds of the Board comprised of independent directors
✓	Limitation on number of outside public boards
✓	Three members of our Audit Committee qualify as audit committee financial experts
✓	Regular sessions of independent directors
✓	Stock ownership guidelines for directors
✓	Stock ownership guidelines for senior executive officers
✓	Anti-hedging and anti-pledging guidelines for senior executive officers
✓	Majority vote policy for uncontested elections
✓	Annual Board self-assessment
✓	Annual enterprise risk assessment

Board of Directors

Meetings.  Our Board held eleven meetings during the year ended December 31, 2017.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our then-current directors attended the 2017 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on The NASDAQ Global Select MarketSM.  Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market ("NASDAQ") listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are "independent" under NASDAQ Rule 5605(a)(2):  Messrs. Bosworth, Alt, Moline, and Welborn. The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC.  In accordance with NASDAQ Rule 5605(b)(2), in 2017, our independent directors held four special meetings of independent directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Nominating Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee's recommendations.

Board Oversight of Risk Management.  The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management's decisions and efforts to identify, manage, and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board addresses this responsibility as part of its periodic Board meetings.  The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility and assigned the assessment of the Board's review of enterprise risk to the Nominating Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board considers and confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management's risk assessment and reports to the Board.  Additionally, the Board conducts annual risk assessment. The Board's role in risk oversight has not affected the Board's leadership structure.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business and in late 2017 designated the position of Lead Independent Director. Mr. Bosworth was appointed as our Lead Independent Director for 2018 to provide for an effective balance for the management of the Company and our stockholders’ best interests. Mr. Parker currently serves as our Chairman of the Board and CEO.  The Board elects our Chairman of the Board and CEO annually.  Mr. Parker was elected by our Board in May 2017 to serve as our Chairman of the Board and CEO until his successor is duly elected or until his earlier death, resignation or removal, pursuant to our Second Amended and Restated Bylaws.

Our independent directors regularly meet without the presence of management.  These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors. We believe that the appointment of a Lead Independent Director for 2018 will contribute to the efficiency and functionality of the full Board. The Lead Independent director will preside over executive sessions and act as a liaison between the between our Independent Directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Bosworth as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication.  We believe the combination of Mr. Parker's leadership positions is effective for us given Mr. Parker's in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker's commitment to our growth and success.  As the CEO, Mr. Parker is also intimately involved in the Company's routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director.  The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders' best interests. Additionally, our Lead Independent Director will provide for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as Chief Executive Officer and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board), and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions.  The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the

Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities and Exchange Commission. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website at http://covenanttransport.com/images/uploads/downloads/Stockholder_Communications_Procedures.pdf. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors.  Please note that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. During 2017, our Audit Committee was comprised of Messrs. Bosworth, Moline, and Alt, with Mr. Welborn serving from his appointment in May 2017. Mr. Bosworth serves as Chair of the Audit Committee.  The Audit Committee met nine times during 2017.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A).  Specifically, each member of the Audit Committee:

•	is independent under NASDAQ Rule 5605(a)(2);
•	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;
•	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
•	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at http://covenanttransport.com/images/uploads/downloads/Audit_Committee_Charter_2017_FINAL.pdf.

Audit Committee Financial Experts.  The Board has determined that three members of the Audit Committee, Messrs. Bosworth, Moline and Welborn, qualify as "audit committee financial experts" under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules.  The satisfaction of these factors results in each such individual's financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an "audit committee financial expert," under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Bosworth as our Audit Committee financial expert.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual

Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2017 is set forth below.

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Transportation Group, Inc. (the "Company") is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports, financial reporting processes, and systems of internal control over financial reporting.  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements. Rather, the Company's management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm, KPMG LLP. KPMG LLP is responsible for conducting independent quarterly reviews and an independent annual audit of the Company's financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.

For the year ended December 31, 2017, the Audit Committee has (i) reviewed and discussed the audited financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG LLP; (ii) discussed with KPMG LLP the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (iv) discussed with KPMG LLP its independence as the Company's independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and KPMG LLP. The Audit Committee met in periodic executive sessions with each of KPMG LLP, management, and the internal audit department during 2017.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee:
Robert E. Bosworth, Chair
Bradley A. Moline
William T. Alt
W. Miller Welborn
The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders' interests.  The Compensation Committee also makes recommendations on other compensation matters to the full Board.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is comprised of Messrs.

Bosworth and Alt, with Mr. Welborn serving from his appointment in May 2017. Mr. Bosworth serves as Chair of the Compensation Committee.  The Compensation Committee met five times during 2017.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

•	was independent under NASDAQ Rule 5605(a)(2);
•	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;
•	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company;
•
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member's judgment as a member of the Compensation Committee; and

•	was an "outside director" as defined in Section 162(m) of the Internal Revenue Code, as amended (the "IRC"), and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at http://covenanttransport.com/images/uploads/downloads/Compensation_Committee_Charter_2017_FINAL.pdf.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2017 follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Transportation Group, Inc. (the "Company") has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2018. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee:
Robert E. Bosworth, Chair
William T. Alt
W. Miller Welborn

Compensation Committee Interlocks and Insider Participation

Messrs. Bosworth and Alt served on the Compensation Committee during 2017, with Mr. Welborn serving from his appointment in May 2017. Messrs. Bosworth, Welborn, and Alt were not officers or employees of the Company at any time during 2017 or as of the date of this Proxy Statement, nor was any such individual a former officer of the

Company. In 2017, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2017, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2017, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee.  Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below.  During 2017, Messrs. Alt and Moline served as the Nominating Committee, with Mr. Alt serving as Chair and Mr. Schmidt serving as a member through January 2017. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards.  The Nominating Committee met three times in 2017.  The Nominating Committee has recommended that the Board nominate Messrs. Parker, Alt, Bosworth, Schmidt, Moline, and Welborn for election at the Annual Meeting, each of whom, is currently serving as a director.

Nominating and Corporate Governance Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website at http://covenanttransport.com/images/uploads/downloads/Nominating_Committee_Charter_2017_FINAL.pdf.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee.  The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards.  Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as "independent" under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A).  In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual's experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity.  Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  These tasks are accomplished in part through our annual Board evaluation questionnaire in which our outside directors assess and comment on various issues concerning the Board's performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. We believe this provides valuable constructive feedback that contributes to the Board's overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above.  Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees compliment and contribute to the Board's overall diversity and composition.  Pursuant to the Nominating Committee's charter, such consideration includes each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual's ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee's policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations.  It is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with the SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  To be timely, recommendations must be received in writing by Mr. Hogan at our principal executive office at least 120 days prior to the one-year anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders. For our 2019 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by Mr. Hogan no later than the close of business on December 17, 2018. Such stockholder recommendations should be addressed and sent to Joey B. Hogan, President; Covenant Transportation Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed director nominee's name and qualifications and the reason for such recommendation;
•	the name and record address of the stockholder(s) proposing such nominee;
•	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);
•	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;
•	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and
•	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors).  All executive officers are elected annually by the Board.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries, CTI or Covenant Transport Solutions, LLC (“Solutions”), and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Joey B. Hogan, 56, has served as our President since February 2016.  From May 2007 to February 2016 Mr. Hogan served as our Senior Executive Vice President and COO, as well as President of CTI.  Mr. Hogan was our CFO from 1997 to May 2007, our Executive Vice President from May 2003 to May 2007, and a Senior Vice President from December 2001 to May 2003.  From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer.  Mr. Hogan served as a director and on the Audit Committee of Chattem, Inc., a consumer products company, from April 2009 through March 2010.

Richard B. Cribbs, 46, has served as our Executive Vice President and CFO since February 2016. From May 2008 to February 2016 Mr. Cribbs served as our Senior Vice President and CFO.  Mr. Cribbs served as our Vice President and Chief Accounting Officer ("CAO") from May 2007 to May 2008 and Corporate Controller from May 2006 to May 2007.  Prior to joining the Company, Mr. Cribbs was the Corporate Controller, Assistant Secretary, and Assistant Treasurer for Tandus, Inc., a commercial flooring company, from May 2005 to May 2006.  Mr. Cribbs also previously served as CFO of Modern Industries, Inc., a tier two automotive supply company, from December 1999 to May 2005.  Mr. Cribbs serves as a member of the Accounting Advisory Board of the University of Tennessee at Chattanooga.

Samuel “Sam” F. Hough, 52, has been the Executive Vice President and COO of CTI since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 – 2013, Vice President of Regional Operations from 2009 - 2010, and Vice President of Revenue Management from 2006 - 2009 for Conway Truckload, Inc,, a freight transportation provider operating in the United States, Canada, and Mexico.

James “Jim” F. Brower, Jr., 60, has served as the Executive Vice President and COO of Star Transportation, Inc. ("Star") since February 2016.  From 1983 to February 2016 Mr. Brower served as President of Star.  Star joined the Company as one of our subsidiaries in 2006.

Paul T. Newbourne, 63, has served as the Executive Vice President and COO of Solutions since October 2016. Prior to joining the Company, Mr. Newbourne was President of Logistics Project Consulting, LLC, a supply chain consulting firm, from August 2016 to October 2016. Mr. Newbourne also served as Senior Vice President – Operations of Armada Supply Chain Solutions, LLC, a privately held third party logistics company from April 2006 to July 2016.

R.H. Lovin, Jr., 66, has served in several senior management positions since joining us in 1986.  Mr. Lovin has been our Executive Vice President and the Executive Vice President of Administration of CTI since May 2007 and Corporate Secretary since August 1995.  Previously, Mr. Lovin served as our Vice President–Administration from May 1994 to February 2003, Senior Vice President – Administration from February 2003 to May 2007, CFO from 1986 to 1994, and as one of our directors from May 1994 to May 2003.

M. Paul Bunn, 40, has been our Chief Accounting Officer and Treasurer since January 2012 and our Senior Vice President since 2017.  Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012.  Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.  Mr. Bunn is registered as a Certified Public Accountant with the State of Tennessee.

James “Jamie” Heartfield, 53, has served as our General Counsel since April 2009 and our Chief Human Resources Officer since 2012. Prior to joining the Company, Mr. Heartfield was an attorney with the law firm of Chambliss, Bahner & Stophel, P.C., from 1989 to 1997 and the law firm of Heartfield & Duggins, P.C., from 1997 to 2009.

William “Billy” J. Cartright, 39, has been Executive Vice President and COO of SRT since July 2017 and served as Vice President of Administration of SRT from November 2016 to July 2017. Prior to joining the Company, Mr. Cartright served as Sr. Vice President of Operations and Vice President of Safety and Recruiting from 2015-2016 at USA Truck, Inc. (NASDAQ: USAK) and Senior Director of Operations from 2013-2015 at Conway Truckload, Inc. a freight transportation provider operating in the United States, Canada, and Mexico.

T. Ryan Rogers, 42, has been Chief Transformation Officer at CTI since January 2018.  Prior to joining CTI, Mr. Rogers worked as a Supply Chain & Transportation Executive at Amazon.com, Inc. (NASDAQ: AMZN), an e-commerce company, in 2017 and as Chief Operating Officer of U.S. Xpress Logistics, a division of U.S. Xpress Enterprises, Inc., a freight transportation provider from 2012 to 2015.  Mr. Rogers has also served as a Mentor at Dynamo Accelerator and Fund, a logistics, supply chain, and transportation accelerator program and early stage fund, since 2016, and as a Strategic Advisor for Trucker Path, a Silicon Valley-based transportation navigation technology company, since 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2017 and written representations that no other reports were required during the year ended December 31, 2017, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2017.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, CAO, controller, or persons performing similar functions and that collectively constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website at http://covenanttransport.com/images/uploads/downloads/Code_of_Conduct_and_Ethics.pdf.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website http://www.covenanttransport.com/investors/investors-earnings-info, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, CAO, Controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which for 2017 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements and the "outside director" requirements under IRC Section 162(m), oversees and administers our executive compensation policies and practices.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✓	Conservative pay policy with total Named Executive Officer and director compensation positioned below the median
✓	Annual say-on-pay votes
✓	Stock ownership guidelines for senior executive officers
✓	Anti-hedging and anti-pledging guidelines for senior executive officers
✓	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✓	No tax gross-ups
✓	No excessive perquisites for executives
✓	No severance obligations to Named Executive Officers
✓	Direct link between pay and performance that aligns business strategies with stockholder value creation

✓	Five years since equity plan last had share increase
✓	No re-pricing or back-dating of stock options or similar awards

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers' interests with the interests of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).  The Compensation Committee also engaged Willis Towers Watson in 2017 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers. The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program, including with respect to the setting of base salaries, cash bonuses, and grants of equity awards to our executive officers.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses,  and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Named Executive Officers

The following discussion summarizes the compensation elements we used to attract, motivate, and retain our CEO, CFO, and three other most highly compensated executive officers for the year ended December 31, 2017 (collectively, the "Named Executive Officers").  Our five Named Executive Officers are as follows:

	Name	Position
1.	David R. Parker	Chairman of the Board and CEO
2.	Joey B. Hogan	President and COO
3.	Richard B. Cribbs	Executive Vice President and CFO
4.	Samuel F. Hough	Executive Vice President and COO of CTI
5.	Paul T. Newbourne	Executive Vice President and COO of Solutions

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components: (i) base salary, (ii) annual incentive compensation, which may include performance-based annual cash and/or equity awards, (iii) long-term equity incentive awards (in recent years, such equity awards have been in the form of restricted stock grants that were performance-based and/or time-based as to vesting), (iv) other compensation, including specified perquisites, and (v) employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer's total compensation, the Compensation Committee considers whether the total compensation is fair and reasonable to us; is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and is within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also takes into consideration overall economic conditions, changes in responsibility, our recent and expected financial performances and the committee's assessment of the executive officer's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value, and current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executive officers' performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive changes in value results in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation.  Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers.  Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider the executive officer's current base salary, recent economic conditions and our financial results, and the executive officer's qualifications and experience, including but not limited to, the executive's length of service with us, the executive's industry knowledge, and the quality and effectiveness of the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders. The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer's position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. The 2017 base salaries of our Named Executive Officers are disclosed in the Summary Compensation Table.

Incentive Compensation
Long-Term Incentives

The Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan"), is a broad-based cash and equity incentive plan that was most recently approved by our stockholders at the 2013 Annual Meeting. Long-term incentives under the Incentive Plan are typically granted as equity awards.  We use equity awards, among other things, to (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executive officers' and stockholders' long-term interests by creating a strong, direct link between executive compensation and stockholder return. (In this Proxy Statement, the terms "stockholder return" and "stockholder value" generally refer to the percentage increase in the value of our stockholders' Company shares.) The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Incentive Plan may be paid in cash, shares of our Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  All equity awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions, and limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, any other form of award established by the Compensation Committee that is consistent with the Incentive Plan's purpose, and any combination of the foregoing.  In general, recipients of both time-vested and performance-vesting restricted shares would be entitled to vote their restricted shares and to participate in dividends declared after the award date.  However, we have never paid a dividend and have no plans to do so.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including (i) the recommendations of our CEO and President, (ii) how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders, (iii) the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years, (iv) the executive officer's position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance, (v) the expected impact of awards on executive officer retention, (vi) the tax deductibility of certain awards, and (vii) the impact of the awards on our earnings, cash flows, and diluted share count.  Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for further details regarding long-term incentives awarded to our Named Executive Officers.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. The Compensation Committee selects performance measures that are consistent with the Company's short-term objectives. As set forth in the Incentive Plan, our Compensation Committee may choose from a range of defined performance measures.  Recently, performance-based annual cash bonuses have included performance targets based on diluted earnings per share (“EPS”), adjusted to exclude the impact of certain extraordinary, one-time, non-recurring, or similar items (“adjusted EPS”).  Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis.  We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward financial goals that are judged by the Compensation Committee to reflect desirable targets. The key terms of our performance-based bonuses for 2017 and 2018 are described in additional detail below.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive's maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

In February 2017, the Compensation Committee approved performance-based annual cash bonus opportunities for the Company's senior management group (the "2017 Bonus Program") under the Incentive Plan, including our Named Executive Officers. Under the 2017 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including the Company's Named Executive Officers, were eligible to receive incremental bonuses upon satisfaction of 2017 adjusted EPS targets (and, for Mr. Hough and Mr. Newbourne, the satisfaction of the 2017 adjusted EPS targets for the consolidated group and operating income and operating ratio targets for CTI and Solutions, respectively) (collectively, the "2017 Performance Targets"), as applicable.  Each applicable 2017 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's year-end annualized salary to determine the employee's bonus.

Pursuant to the 2017 Bonus Program, our Named Executive Officers were eligible to receive performance bonuses as follows:  (i) Mr. Parker was eligible to receive between 17.5% and 140.0% of his year-end annualized base salary depending on the 2017 Performance Targets that were achieved, if any, (ii) Mr. Hogan was eligible to receive between 16.25% and 130.0% of his year-end annualized base salary depending on the 2017 Performance Targets that were achieved, if any, (iii) Mr. Cribbs was eligible to receive between 12.5% and 100.0% of his year-end annualized base salary depending on the 2017 Performance Targets that were achieved, if any, (iv) Mr. Hough was eligible to receive between 3.75% and 30.0% of his year-end annualized base salary depending on the 2017 Performance Targets achieved for the consolidated group, if any, and between 8.75% and 70.0% of his year-end annualized base salary depending on the 2017 Performance Targets achieved for CTI, if any, and (v) Mr. Newbourne was eligible to receive between 3.75% and 30.0% of his year-end annualized base salary depending on the 2017 Performance Targets achieved for the consolidated group, if any, and between 8.75% and 70.0% of his year-end annualized base salary depending on the 2017 Performance Targets achieved for Solutions, if any.  The 2017 Performance Targets for Solutions excluded the results attributable to its Transport Financial Solutions or “TFS” business line. The performance bonuses based upon 2017 Performance Targets for the consolidated group were subject to an upward or downward adjustment, depending on a comparison of our year-over-year net income margin (net income expressed as a percentage of revenue) percent improvement/decline to that of five peer companies, as described in further detail below. The performance-based annual cash bonuses awarded in 2017 to our Named Executive Officers are disclosed in the Summary Compensation Table. The incremental levels of achievement of the 2017 Performance Targets and the related potential bonus percentages associated with such achievement levels are summarized below under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers. The 2017 Performance Targets did not reflect any opinion or projection of management concerning earnings expectations for the year. We did not award discretionary, or individual performance bonuses to our Named Executive Officers in 2015, 2016, or 2017.  However, the Compensation Committee has the ability to do so and has awarded such bonuses in the past.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive's total compensation, other than those for Mr. Parker.  Most of Mr. Parker's other compensation consists of life insurance premiums associated with a former split-dollar policy.  In 2018, the Compensation Committee discontinued payments related to the split-dollar policy. In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation, as well as, with respect to Mr. Parker, the preexisting split-dollar insurance contract. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

2017 Executive Compensation Highlights

The following graphs illustrate the allocation of the primary compensation elements for our CEO and for our other Named Executive Officers' target compensation in 2017. Performance-Based Equity and Cash reflect the actual cash bonus earned for 2017 and the value of performance-vesting restricted stock calculated by multiplying the number of restricted shares awarded by the closing price on the grant date, and does not reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.  See Summary Compensation Table, Grants of Plan-Based Awards Table, and the footnotes thereto for additional detail.

The Compensation Committee believes the Company's executive compensation program aligns the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective, which discourages executives from taking unnecessary or excessive risks.  Each element of the Company's compensation program is described in more detail below.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception.  We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation providers that in the aggregate operate approximately 2,559 tractors and 7,134 trailers and offer premium transportation services for customers throughout the United States.  Mr. Parker, along with Joey Hogan, our President, is responsible for managing the performance of our business units.

Mr. Parker's annualized salary did not change in 2017. In determining to keep Mr. Parker’s salary consistent in 2017, the Compensation Committee recognized that Mr. Parker had received a salary increase in June 2015. With respect to the other aspects of Mr. Parker's compensation, the Compensation Committee determined that a significant amount of equity compensation to align Mr. Parker's compensation with increasing stockholder value and certain perquisites, as included in the "All Other Compensation" column of the Summary Compensation Table, were important to motivate continued performance from Mr. Parker.  Mr. Parker does not participate in the determination of his own compensation.

In February 2017, the Compensation Committee approved performance-based bonus opportunities under which Mr. Parker was eligible to receive a bonus equal to a percentage of his year-end annualized base salary based upon our achievement of 2017 adjusted EPS targets.  As in 2016, the percentage of salary assigned to Mr. Parker was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Parker's ability to impact corporate performance based on his responsibilities at the time the targets were set, (ii) the composition of Mr. Parker's total compensation package, and (iii) our long-term financial goals.

For 2017, the Compensation Committee set performance targets ranging from adjusted EPS of $0.80 (whereupon Mr. Parker would earn 25.0% of his target bonus), increasing to adjusted EPS of $1.45 (whereupon Mr. Parker would earn 200.0% of his target bonus).  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets.  The applicable percentage of the achieved performance target is then multiplied by Mr. Parker's target bonus (70.0% of his year-end annualized base salary for 2017) to determine Mr. Parker's bonus.  The Compensation Committee also provided for the calculated achievement level, expressed as a percentage of target bonus, to be adjusted upward or downward by 10.0%, depending on a comparison of our year-over-year net income margin percent improvement/decline to that of five peer companies. If we were in the top two of the six companies, then the percentage would be increased by 10.0%. If we were in the middle two of the six companies, then no adjustment would be made. If we were in the bottom two of the six companies, then the percentage would be decreased by 10.0%. For 2017, the Company’s peer group for this purpose consisted of Celadon Group, Inc., USA Truck, Inc., Marten Transport, Ltd., Knight Transportation, Inc., and Werner Enterprises, Inc. The peer-based 10% increase or decrease is applied by adding or subtracting ten percentage points to the otherwise applicable percentage of target bonus achieved, and is not necessarily a direct 10% increase or decrease to the dollar amount earned.  For example, if Mr. Parker would have been eligible to receive 100.0% of his target bonus based on achievement of the 2017 Performance Targets for the consolidated group, and we were in the top two of our peer company group with respect to net income margin percent improvement/decline, then Mr. Parker would have been eligible to receive 110% of his target bonus.

The Compensation Committee reviewed the 2017 bonus targets and our 2017 year-end results and, based upon such review, determined that the consolidated performance targets were achieved at the 25% level. In making this determination, the Compensation Committee used its negative discretion to exclude the favorable impact of the Tax Cuts and Jobs Act of 2017 (the “TCJA”).  The Compensation Committee also compared our year-over-year net income margin percent improvement to that of our five peer companies.  The Compensation Committee determined that the applicable financial information was not available for Celadon Group, Inc.  The Compensation Committee further determined that Knight Transportation, Inc. had engaged in a significant merger with Swift Transportation Company and that the applicable financial information was not available for Knight on a stand-alone basis.  Of the remaining peer companies, the Compensation Committee determined that the Company’s results were in the top two, which would have merited a 10% increase in the otherwise applicable bonus.  However, because financial information was not available for two of the five peer companies, the Compensation Committee exercised negative discretion and did not apply the 10% increase.

In July 2017, the Compensation Committee granted 16,704 restricted shares of our Class A common stock to Mr. Parker (the "Parker Grant") under the Incentive Plan, containing both performance and time vested portions.  The shares subject to the Parker Grant vest as follows: (i) 33% vest automatically on December 31, 2019, subject to continuous employment by the Company or the Company’s subsidiaries through such date; (ii) 34% vest automatically on December 31, 2020, subject to continuous employment through such date; and (iii) 33% vest upon the Company’s attainment of adjusted EPS for the period beginning January 1, 2018, and ending December 31, 2018, equal to the greater of (a) adjusted EPS for fiscal 2017 multiplied by 115% and (b) $0.90. The vesting of the shares subject to the Parker Grant is subject to certain continued employment, acceleration, and forfeiture provisions.

In July 2017, the Compensation Committee approved for Mr. Parker and the Company’s Named Executive Officers special long-term equity incentive awards (the “Special Grant”). The shares underlying the Special Grant are subject to both performance and time vesting criteria.  The Special Grant to Mr. Parker consisted of 66,816 shares of restricted stock.  All of the restricted shares underlying the Special Grant are eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for Mr. Parker is 50,112. If the incremental number of shares vest, the remainder of the shares underlying the Special Grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

During 2017, we also provided Mr. Parker with a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, and Company contributions to his 401(k) account.  We also paid Mr. Parker the value of certain of his life insurance premiums, which was discontinued in 2018, and certain of his club fees and dues.  We also provide Mr. Parker with medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO and President/COO, the form and amount of compensation was recommended by our CEO and President/COO.  For our President/COO, the form and amount of compensation was recommended by our CEO. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, its general understanding of compensation levels at public companies, and a report prepared by our compensation consultant, Willis Towers Watson, to determine that the CEO's and President/COO's recommendations with respect to the compensation levels and forms were appropriate for 2017.  For 2017, the form of compensation paid to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary, bonus based on the achievement of certain financial and operating goals, and equity compensation in the form of restricted stock grants. A Special Grant was introduced with shares that are subject to both long-term performance and time vesting criteria. For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for the years ended December 31, 2016 and 2017, the duties and responsibilities of each Named Executive Officer, the performance evaluation of each Named Executive Officer, and the experience of each Named Executive Officer.

In February 2017, the Compensation Committee approved performance-based bonus opportunities under which each Named Executive Officer was eligible to receive a bonus equal to a percentage of his year-end annualized base salary based upon our achievement of 2017 adjusted EPS targets (and for Mr. Hough and Mr. Newbourne, the satisfaction of the 2017 operating income and operating ratio targets established for CTI and Solutions, respectively). The percentage of year-end base annualized salary assigned to each Named Executive Officer was based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our financial goals.

The Compensation Committee set adjusted EPS performance targets for each Named Executive Officer. The adjusted EPS performance targets ranged from EPS of $0.80 (whereupon the Named Executive Officer would earn 25.0% of his target bonus), increasing to adjusted EPS of $1.45 (whereupon the Named Executive Officer would earn 200.0% of his target bonus). As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets.  The applicable percentage of the achieved performance target is then multiplied by the Named Executive Officer's target bonus: 65.0% of Mr. Hogan's year-end annualized base salary for 2017, 50.0% of Mr. Cribbs' year-end annualized base salary for 2017, 15.0% of Mr. Hough's year-end annualized base salary for 2017, and 15% of Mr. Newbourne's year-end annualized base salary for 2017. As noted above, the Compensation Committee also provided for the calculated bonus to be adjusted upward or downward by 10.0%, depending on a comparison of our year-over-year net income margin percent improvement/decline to that of five peer companies.  The potential peer-based adjustment was calculated in the same manner for Mr. Parker, as described above, and our other Named Executive Officers.

In addition, with respect to Mr. Hough and Mr. Newbourne, the Compensation Committee set performance targets related to operating income and operating ratio performance targets established for CTI and Solutions, respectively.  The Compensation Committee set CTI performance targets ranging from operating income of $31,082,000 and operating ratio of 91.3% (whereupon Mr. Hough would earn 25.0% of his target bonus attributable to CTI), increasing to operating income of $45,612,000 and operating ratio of 87.2% (whereupon Mr. Hough would earn 200.0% of his target bonus attributable to CTI).  The applicable percentage relating to the achieved performance target is then multiplied by Mr. Hough's target bonus to determine bonus amount.  With respect to CTI's operating income and operating ratio, Mr. Hough's target bonus was 35.0% of his year-end annualized base salary for 2017.

The Compensation Committee set Solutions performance targets ranging from operating income of $5,448,000 and operating ratio of 93.6% (whereupon Mr. Newbourne would earn 25.0% of his target bonus attributable to Solutions), increasing to operating income of $8,774,000 and operating ratio of 89.6% (whereupon Mr. Newbourne would earn 200.0% of his target bonus attributable to Solutions).  As noted above, these targets exclude the results of TFS. The applicable percentage of the achieved performance target is then multiplied by Mr. Newbourne’s target bonus to determine bonus amount.  With respect to operating income and operating ratio, Mr. Newbourne’s target bonus was 35.0% of his year-end annualized base salary for 2017.

The Compensation Committee reviewed the 2017 bonus targets and our 2017 year-end results and, based upon such review, determined that the consolidated performance targets were achieved at the 25% level, the CTI performance targets were achieved at the 60% level, and the Solutions performance targets were achieved at the 75% level. In making this determination, the Compensation Committee used its negative discretion to exclude the favorable impact of the TCJA.  The Compensation Committee also compared our year-over-year net income margin percent improvement to that of our five peer companies.  The Compensation Committee determined that the applicable financial information was not available for Celadon Group, Inc.  The Compensation Committee further determined that Knight Transportation, Inc. had engaged in a significant merger with Swift Transportation Company and that the applicable financial information was not available for Knight on a stand-alone basis.  Of the remaining peer companies, the Compensation Committee determined that the Company’s results were in the top two, which would have merited a 10% increase in the otherwise applicable bonus.  However, because financial information was not available for two of the five peer companies, the Compensation Committee exercised negative discretion and did not apply the 10% increase. As a result, Mr. Hogan and Mr. Cribbs earned 16.25% and 12.5% of their year-end annualized base salaries, respectively.  The Compensation Committee determined that Mr. Hough had earned 3.75% of his year-end annualized base salary as a bonus based on achievement of the consolidated performance targets and 21% of his year-end annualized base salary as a bonus based on achievement of the CTI performance targets.  The Compensation Committee further determined that Mr. Newbourne had earned 3.75% of his year-end annualized base salary as a bonus based on achievement of the consolidated performance targets and 26.25% of his year-end annualized base salary as a bonus based on achievement of the Solutions performance targets.

In July 2017, the Compensation Committee issued 13,920 restricted shares of our Class A common stock to Mr. Hogan; 7,795 to Mr. Cribbs; 7,795 to Mr. Hough; and 6,682 to Mr. Newbourne (the “Annual Grant”). The shares subject to the Annual Grant vest as follows: (i) 33% vest automatically on December 31, 2019, subject to continuous employment by the Company or the Company’s subsidiaries through such date; (ii) 34% vest automatically on December 31, 2020, subject to continuous employment through such date; and (iii) 33% vest upon the Company’s attainment of adjusted EPS for the period beginning January 1, 2018, and ending December 31, 2018, equal to the greater of (a) adjusted EPS for fiscal 2017 multiplied by 115% and (b) $0.90. The vesting of the shares subject to the Annual Grant is subject to certain continued employment, acceleration, and forfeiture provisions.

In July 2017, the Compensation Committee also approved the Special Grant described above for our Named Executive Officers.  The number of shares underlying the Special Grant was as follows: 55,680 for Mr. Hogan; 31,180 for Mr. Cribbs; 23,385 for Mr. Hough; and 20,046 for Mr. Newbourne. All of the restricted shares underlying the Special Grant are eligible for vesting upon achieving the Full Vesting Criteria.  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving the Incremental Vesting Criteria.  The incremental number of shares eligible for vesting for each recipient is as follows: 41,760 for Mr. Hogan, 23,385 for Mr. Cribbs, 15,590 for Mr. Hough, and 13,364 for Mr. Newbourne. If the incremental number of shares vest, the remainder of the shares underlying the Special Grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

During 2017, we also provided each Named Executive Officer with a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account.  We also provide each Named Executive Officer with medical, dental, and group life insurance.

Compensation Decisions with Respect to 2018

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

In February 2018, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group including our Named Executive Officers (the "2018 Bonus Program").  The percentage of 2018 salary assigned to each Named Executive Officer was determined by the Compensation Committee, based on an evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, (iii) our financial goals, and (iv) information previously provided by Willis Towers Watson.

Under the 2018 Bonus Program, the Named Executive Officers, may receive annual cash bonuses upon satisfaction of 2018 consolidated adjusted EPS targets (and, for Mr. Hough and Mr. Newbourne, the satisfaction of 2018 operating income and operating ratio targets established for CTI and Solutions, respectively) (collectively, the "2018

Performance Targets").  Each applicable 2018 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's 2018 year-end annualized base salary to determine the employee's bonus.  Pursuant to the 2018 Bonus Program, our Named Executive Officers may receive performance-based bonuses as follows: (i) Mr. Parker may receive between 17.5% and 140.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, (ii) Mr. Hogan may receive between 16.25% and 130.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, (iii) Mr. Cribbs may receive between 12.5% and 100.0% of his 2018 year-end annualized base salary depending on the level of Performance Targets that is achieved, if any, (iv) Mr. Hough may receive between 6.25% and 50.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, and between 6.25% and 50.0% of his 2018 year-end annualized salary depending on the Performance Targets achieved for CTI, if any, and (v) Mr. Newbourne may receive between 6.25% and 50.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, and between 25.0% and 50.0% of his 2018 year-end annualized salary depending on the Performance Targets achieved for Solutions excluding TFS, if any.  The performance bonuses based upon 2018 Performance Targets are subject to a 10.0% upward or downward adjustment depending upon year-over-year net income margin percent improvement/decline of the Company compared to five peer companies. The peer companies for 2018 are: Marten Transport, Ltd., PAM Transportation Services, Inc., Schneider National, Inc., USA Truck, Inc., and Werner Enterprises, Inc.

Consolidated EPS targets range from $1.24 and increase to $2.08, Solutions (excluding TFS) performance targets range from operating income of $3,128,000 and operating ratio of 95.9% and increase to operating income of $6,388,000 and operating ratio of 91.6%, and CTI performance targets range from operating income of $36,376,000 and operating ratio of 90.0% and increase to operating income of $60,551,000 and operating ratio of 83.4%.

As with the performance targets established in prior years, the Compensation Committee created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets. The performance targets established in connection with the 2018 Bonus Program do not reflect any opinion or projection of management concerning earnings expectations for the year.  The Compensation Committee believes that the 2018 Performance Targets represent aggressive, yet achievable goals for the Named Executive Officers. Except as noted below, the Compensation Committee has not addressed salary or equity incentive compensation for our Named Executive Officers to date in 2018.

The Compensation Committee approved an increase of Mr. Parker’s annualized base salary from $590,000 to $640,000, effective April 1, 2018. Also, the Compensation Committee determined that the Company will cease paying the value of certain life insurance premiums for Mr. Parker, effective April 1, 2018.

Benchmarking Compensation

We do review peer company performance for purposes of the potential 10% adjustment to cash bonuses discussed above. However, we do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies.  The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies' compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:

•	Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.
•
Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

•
Variable compensation elements for our CEO, President/COO, and CFO are based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.
•
Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.  The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

•
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

Employment and Severance Agreements

Each of our Named Executive Officers is employed at will and does not have an employment agreement.  The Company may elect to subject the Named Executive Officers to certain noncompetition restrictions for up to 6 months after termination of employment by making salary continuation payments.  See Summary Compensation Table for 2017 salary information.

Potential Payments Upon Termination or Change in Control

Under certain circumstances in which there is a change of control, certain outstanding unvested restricted stock granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares may not have otherwise been fully vested.  In the future, stock options could be granted with similar terms.

Generally speaking, and as qualified by the terms of the relevant plans and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2017 under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 30, 2017 ($28.73), the last trading day of 2017, by the number of shares of accelerated restricted stock.  For additional information on the number of currently unvested restricted stock that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Name	Value of Accelerated Restricted Stock ($)
David R. Parker	$2,925,175
Joey B. Hogan	$2,433,574
Richard B. Cribbs	$1,356,861
Samuel F. Hough	$1,132,911
Paul T. Newbourne	$1,055,196

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a "say-on-pay" resolution, pursuant to Section 14A of the Exchange Act.  At the Company's 2017 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 97.5% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders' support of the Company's executive compensation program and policies and therefore did not significantly change its approach in 2017.  The Compensation Committee will continue to consider the results of the Company's advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation for the year 2017 awarded to, earned by, or paid to those persons who were, at December 31, 2017, (i) our CEO, (ii) our CFO, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
David R. Parker, CEO and Chairman of the Board	2017	590,000	278,623(2)	103,250	127,726	1,099,599
	2016	590,000	132,883(3)	-	131,476	854,359
	2015	578,802	119,307(4)	767,000	137,136	1,602,245
Joey B. Hogan, President and COO	2017	425,000	232,186(2)	69,063	22,717	748,966
	2016	375,000	110,742(3)	-	23,410	509,152
	2015	358,016	95,440(4)	412,500	18,327	884,283
Richard B. Cribbs, Executive Vice President and CFO	2017	275,000	130,021(2)	34,375	18,352	457,748
	2016	275,000	62,010(3)	-	17,223	354,233
	2015	266,340	47,706(4)	247,500	11,614	573,160
Samuel F. Hough, Executive Vice President and Chief Operating Officer of CTI	2017	295,000	130,021(2)	73,013	18,709	516,743
	2016	275,000	62,010(3)	-	13,320	350,330
	2015	267,442	47,706(4)	247,500	15,032	577,680
Paul T. Newbourne, Executive Vice President and Chief Operating Officer of Solutions	2017	262,500	111,456(2)	78,750	18,540	471,246
	2016	65,625	289,950(3)	45,938	37,322	438,835

(1)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718.  For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2017, as filed with the SEC.  This fair value does not represent cash received by the executive, but potential earnings contingent on continued employment and/or our future performance. Such restricted stock awards are disclosed in the Outstanding Equity

Awards at Year-End Table and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.  Because such awards add value to the recipient when stockholders benefit from stock price appreciation, we believe such awards further align management's interest with those of our stockholders.

(2)
The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2017, using the closing price of our Class A Common Stock on the grant date.  The number of shares granted to each recipient included the following: (67% time-vesting and 33% performance vesting):  Mr. Parker 16,704; Mr. Hogan 13,920; Mr. Cribbs 7,795; Mr. Hough 7,795; and Mr. Newbourne 6,682. The amounts included in this column exclude a special restricted stock grant made in July 2017 to Mr. Parker for 66,816; Mr. Hogan, 55,680; Mr. Cribbs, 31,180; Mr. Hough, 23,385; and Mr. Newbourne, 20,046. All of the shares underlying the special grant are subject to performance-based vesting criteria and were excluded from the table because the performance measures were not probable of being achieved as of the grant date in accordance with FASB ASC Topic 718. The grant date value of all the performance-based awards received by each Named Executive Officer, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($16.68), is $1,206,431 for Mr. Parker, $1,005,370 for Mr. Hogan, $562,983 for Mr. Cribbs, $432,963 for Mr. Hough, and $371,147 for Mr. Newbourne.

(3)
The dollar amount represents the grant date fair value of the time-vesting restricted stock granted to the Named Executive Officer in 2016, using the closing price of our Class A Common Stock on the grant date, which was $19.33 for Mr. Newbourne’s grant and $18.94 for each other Named Executive Officer’s grant.  The amount does not include any amount attributable to performance-based vesting restricted stock granted to certain Named Executive Officers in 2016.  The number of shares granted to each recipient was as follows (50% time-vesting and 50% performance vesting, except for Mr. Newbourne, whose restricted shares are 100% time-vesting):  Mr. Parker 14,032; Mr. Hogan 11,694; Mr. Cribbs 6,548; Mr. Hough 6,548; and Mr. Newbourne 15,000. The performance-based shares were excluded from the table because the performance measures were not probable of being achieved as of the grant date in accordance with FASB ASC Topic 718.  The grant date value of each performance-based award, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($18.94), is $132,883 for Mr. Parker, $110,742 for Mr. Hogan, $62,010 for Mr. Cribbs, and $62,010 for Mr. Hough.

(4)
The dollar amount represents the grant date fair value of the time-vesting restricted stock granted to the Named Executive Officer in 2015, with the exception of Mr. Newbourne who was not employed by the Company in 2018, using the $27.98 closing price of our Class A Common Stock on the grant date.  The amount excludes the grant date fair value of performance-based vesting restricted stock granted to certain Named Executive Officers in 2015.  The number of shares granted to each recipient was as follows (50% time-vesting and 50% performance vesting):  Mr. Parker 8,528; Mr. Hogan 6,823; Mr. Cribbs 3,411; and Mr. Hough 3,411. The performance-based shares were excluded from the table because the performance measures were not probable of being achieved as of the grant date and, accordingly, no compensation cost was recorded in 2015 in accordance with FASB ASC Topic 718.  The grant date value of each performance-based award, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($27.98), is $119,307 for Mr. Parker, $95,440 for Mr. Hogan, $47,706 for Mr. Cribbs, and $47,706 for Mr. Hough.

(5)
The 2017, 2016, and 2015 amounts relate to bonuses paid pursuant to performance-based grants that were approved by the Compensation Committee in compliance with the then-effective provisions of IRC Section 162(m).

(6)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Total ($)
David R. Parker	2017	49,726(1)	78,000(3)	127,726
Joey B. Hogan	2017	22,717(2)	-	22,717
Richard B. Cribbs	2017	18,352(2)	-	18,352
Samuel F. Hough	2017	18,709(2)	-	18,709
Paul T. Newbourne	2017	18,540(2)	-	18,540

(1)
During 2017, we provided Mr. Parker with certain other benefits in addition to his salary, including a $33,600 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)
During 2017, we provided each Named Executive Officer with certain other benefits in addition to his base salary, including a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and Company contributions to his 401(k).  None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2017.

(3)
During 2017, we paid Mr. Parker the value of certain life insurance premiums, as a result of arrangements entered into during a time when split-dollar insurance policies were common.  Subsequent to adoption of the Sarbanes-Oxley Act of 2002, we converted the policy to a company-paid policy to honor the pre-existing obligation to Mr. Parker.  The Company ceased paying these insurance premiums effective April 1, 2018.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	07/14/17	-	-	-	-	5,512	-	11,192	278,623
	07/14/17	-	-	-	50,112	50,112	66,816	-	-
		61,950	413,000	867,300	-	-	-	-	-
Joey B. Hogan	07/14/17	-	-	-	-	4,594	-	9,326	232,186
	07/14/17	-	-	-	41,760	41,760	55,680	-	-
		41,438	276,250	580,125	-	-	-	-	-
Richard B. Cribbs	07/14/17	-	-	-	-	2,572	-	5,223	130,021
	07/14/17	-	-	-	23,385	23,385	31,180	-	-
		20,625	137,500	288,750	-	-	-	-	-
Samuel F. Hough	07/14/17	-	-	-	-	2,572	-	5,223	130,021
	07/14/17	-	-	-	15,590	15,590	23,385	-	-
		32,450	147,500	299,425	-	-	-	-	-
Paul T. Newbourne	07/14/17	-	-	-	-	2,205	-	4,477	111,456
	07/14/17	-	-	-	13,364	13,364	20,046	-	-
		28,875	131,250	266,438	-	-	-	-	-

(1)
These columns represent the approximate value of the payout to the Named Executive Officer based upon the attainment of specified performance targets that were established by the Compensation Committee in February 2017.  The performance targets are related to our consolidated performance, except with respect to Mr. Hough’s and Mr. Newbourne’s bonuses, for whom the targets are weighted 70% to the performance of CTI and Solutions, respectively, and 30% on our consolidated performance. The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2017 annualized base salary. The percentages of target bonus earned with respect to our consolidated performance are subject to a 10% upward or downward adjustment based on performance relative to five peer companies. Accordingly, the bonus threshold set forth above includes a 10% downward adjustment related to our consolidated performance and the bonus maximum set forth above includes a 10% upward adjustment related to our consolidated performance. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the performance targets.

(2)
This column represents the potential number of shares to be awarded to the Named Executive Officer based upon the performance-based vesting requirements that were established by the Compensation Committee for each tranche of awards and as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(3)
This column represents the potential number of shares to be awarded to the Named Executive Officer based upon the time-based vesting requirements that were established by the Compensation Committee for each tranche of awards and as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(4)
The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2017, using the closing price of our Class A Common Stock on the grant date.  The number of shares granted to each recipient included the following: (67% time-vesting and 33% performance vesting):  Mr. Parker 16,704; Mr. Hogan 13,920; Mr. Cribbs 7,795; Mr. Hough 7,795; and Mr. Newbourne 6,682. The amounts included in this column exclude a special restricted stock grant made in July 2017 to Mr. Parker for 66,816; Mr. Hogan, 55,680; Mr. Cribbs, 31,180; Mr. Hough, 23,385; and Mr. Newbourne, 20,046. All of the shares underlying the special grant are subject to performance-based vesting criteria and were excluded from the table because the performance measures were not probable of being achieved as of the grant date in accordance with FASB ASC Topic 718. The grant date value of all the performance-based awards received by each Named Executive Officer, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($16.68), is $1,206,431 for Mr. Parker, $1,005,370 for Mr. Hogan, $562,983 for Mr. Cribbs, $432,963 for Mr. Hough, and $371,147 for Mr. Newbourne. For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2017, as filed with the SEC.  This fair value does not represent cash received by the executive, but potential earnings contingent on continued employment and/or our future performance. Such restricted stock awards are disclosed in the Outstanding Equity Awards at Year-End Table and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.  Because such awards add value to the recipient when stockholders benefit from stock price appreciation, we believe such awards further align management's interest with those of our stockholders.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2017.

2017 STOCK VESTED TABLE
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	6,750	171,203
Joey B. Hogan	6,375	161,691
Richard B. Cribbs	4,500	114,135
Samuel F. Hough	4,500	114,135
Paul T. Newbourne	5,000	127,550

(1)
Determined by multiplying the number of shares acquired upon vesting on March 14, 2017 by $18.63 (the closing price on March 14, 2017), September 20, 2017 by $25.51 (the closing price on September 20, 2017), and December 29, 2017 by $28.73 (the closing price on December 29, 2017, the last trading day of 2017).

OUTSTANDING EQUITY AWARDS AT YEAR-END TABLE

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2017.  All outstanding equity awards are in shares of our Class A common stock. All restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
David R. Parker	06/22/15	4,264(1)	122,505	-	-
	05/18/16	7,016(2)	201,570	7,016(6)	201,570
	07/14/17	11,192(3)	321,546	5,512(7)	158,360
	07/14/17	-	-	66,816(8)	1,919,624
Joey B. Hogan	06/22/15	3,411(1)	97,998	-	-
	05/18/16	5,847(2)	167,984	5,847(6)	167,984
	07/14/17	9,326(3)	267,936	4,594(7)	131,986
	07/14/17	-	-	55,680(8)	1,599,686
Richard B. Cribbs	06/22/15	1,705(1)	48,985	-	-
	05/18/16	3,274(2)	94,062	3,274(6)	94,062
	07/14/17	5,223(3)	150,057	2,572(7)	73,894
	07/14/17	-	-	31,180(8)	895,801
Samuel F. Hough	06/22/15	1,705(1)	48,985	-	-
	05/18/16	3,274(2)	94,062	3,274(6)	94,062
	07/14/17	5,223(3)	150,057	2,572(7)	73,894
	07/14/17	-	-	23,385(8)	671,851
Paul T. Newbourne	9/30/16	10,000(4)	287,300	-	-
	07/14/17	4,477(3)	128,624	2,205(7)	63,350
	07/14/17	-	-	20,046(8)	575,922

(1)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2018.
(2)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2019.
(3)
Subject to the terms of the award notice, approximately 49% of the restricted shares will vest automatically on December 31, 2019 and approximately 51% of the restricted shares will vest automatically on December 31, 2020.

(4)	Subject to the terms of the award notice, the restricted shares will vest in equal one-half increments on September 20, 2018 and 2019, respectively.
(5)
The market value was calculated by multiplying the closing market price of our stock on December 29, 2017, the last trading day of 2017, which was $28.73, by the number of restricted shares that have not vested.

(6)	Subject to the terms of the award notice, the restricted shares will vest upon attainment of adjusted EPS of $2.25 or higher for the period beginning January 1, 2018 and ending December 31, 2018.
(7)
Subject to the terms of the award notice, the restricted shares will vest upon attainment of adjusted EPS for the period beginning January 1, 2018, and ending December 31, 2018, equal to the greater of (i) adjusted EPS for fiscal 2017 multiplied by 115% and (ii) $0.90.

(8)
Subject to the terms of the award notice, all of the restricted shares are eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for each recipient is as follows: 50,112 for Mr. Parker, 41,760 for Mr. Hogan, 23,385 for Mr. Cribbs, 15,590 for Mr. Hough, and 13,364 for Mr. Newbourne. If the incremental number of shares vest, the remainder of the shares underlying the grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

Director Compensation

The following table provides information concerning the 2017 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
William T. Alt	39,000	50,000	-	89,000
Robert E. Bosworth	37,500	50,000	-	87,500
Bradley A. Moline	34,000	50,000	-	84,000
Herbert J. Schmidt	25,000	50,000	124,000 (3)	199,000
W. Miller Welborn	21,625	50,000	-	71,625

(1)	This column represents the amount of cash compensation earned in 2017 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2016 for the fair value of stock awards granted to each director in 2017, in accordance with FASB ASC Topic 718.  Directors who are not our employees received shares of our Class A common stock with a market value on the grant date equivalent to approximately $50,000.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of our Class A common stock.

(3)	Reflects amounts earned in 2017 under Mr. Schmidt’s Consulting Agreement.

Narrative to Director Compensation

For 2017, directors who are not our employees or employees of one of our subsidiaries received a $25,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $7,500 was paid to the Audit Committee Chair; $5,000 to the Compensation Committee Chair; and $5,000 to the Nominating Committee Chair.  For the additional time related to attending committee meetings, Audit Committee members also received an annual fee of $5,000; Compensation Committee members also received an annual fee of $4,000; and Nominating Committee members also received an annual fee of $4,000.

In lieu of stock options that had previously been a part of outside director compensation, directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to $50,000 at the time of our Board's annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of Class A common stock.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service. In 2017, Mr. Schmidt received additional amounts for services he performed under his Consulting Agreement.  See Certain Relationships and Related Transactions for further details regarding the terms of and amounts paid under the Consulting Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the Record Date of March 29, 2018, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

•	each of our directors, director nominees, and Named Executive Officers;
•	all of our executive officers and directors as a group; and
•	each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 16,559,316 shares of Class A common stock (including 578,267 shares of restricted Class A common stock subject to certain performance vesting and holding provisions, which carry voting rights) and 2,350,000 shares of Class B common stock outstanding at the Record Date.  In the "Percent of Class" column, references to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Class A & Class B common	David R. Parker & Jacqueline F. Parker	5,481,805(3)	19.0% of Class A 100% of Class B 29.0 % of Total(4)
Class A common	Joey B. Hogan	170,141(5)	1% of Class A .9% of Total
Class A common	Richard B. Cribbs	99,514(6)	*
Class A common	Samuel F. Hough	59,798(7)	*
Class A common	Paul T. Newbourne	39,610(8)	*
Class A common	William T. Alt	14,866(9)	*
Class A common	Robert E. Bosworth	92,832(10)	*
Class A common	Bradley A. Moline	56,435(11)	*
Class A common	Herbert Schmidt	9,577(12)	*
Class A common	W. Miller Welborn	7,955(13)	*
Class A common	AllianceBernstein L.P.	1,258,740(14)	7.6% of Class A 6.7% of Total
Class A common	BlackRock, Inc.	835,104(15)	5.0% of Class A 4.4% of Total
Class A common	Dimensional Fund Advisors LP	1,348,210(16)	8.1% of Class A 7.1% of Total
Class A common	RE Advisers Corporation and National Rural Electric Cooperative Association	850,119(17)	5.1% of Class A 4.5% of Total
Class A & Class B common	All directors and executive officers as a group (16 persons)	6,244,135(18)	23.5% of Class A 100% of Class B 33.1% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419.  The business addresses of the remaining entities listed in the table above are as follows: (i) AllianceBernstein L.P., 1345 Avenue of the Americas, New York NY 10105; (ii) BlackRock, Inc. 55 East 52nd Street, New York, NY 10055; (iii) Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746; and (iv) RE Advisers Corporation and National Rural Electric Cooperative Association, 4301 Wilson Boulevard, Arlington, VA 22203.

(2)
Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.  In accordance with Rule 13d‑3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options that are currently exercisable.  In addition, beneficial ownership includes shares of restricted Class A common stock subject to certain vesting and holding provisions held by the following individuals:  Mr. Parker, 101,816; Mr. Hogan, 84,705; Mr. Cribbs, 47,228; Mr. Hough, 39,433; and Mr. Newbourne, 36,728.  The beneficial ownership also includes the following shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan (the number of shares reported as beneficially owned is equal to the following individuals' March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date): Mr. Parker, 26,364; Mr. Hogan, 29,445; and Mr. Cribbs, 8,336.

(3)
Comprised of 2,777,141 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 2,350 shares of Class A common stock owned by Mr. Parker; 101,816 shares of restricted Class A common stock; 26,364 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date); and 224,134 shares of Class A common stock held by Mr. Parker’s mother, over which Mr. Parker holds a power of attorney, but as to which he expressly disclaims beneficial ownership.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(4)
Based on the aggregate number of shares of Class A and Class B common stock held by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 19.0% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 36.8% of the voting power of all outstanding voting shares.

(5)
Comprised of 53,524 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 2,467 shares of Class A common stock owned by Mr. Hogan, 84,705 shares of restricted Class A common stock, and 29,445 shares held by Mr. Hogan in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hogan's March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(6)
Comprised of 43,950 shares of Class A common stock owned directly, 47,228 shares of restricted Class A common stock, and 8,336 shares held by Mr. Cribbs in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Cribbs' March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)
Comprised of 20,365 shares of Class A common stock owned directly by Mr. Hough and 39,433 shares of restricted Class A common stock.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(8)
Comprised of 2,882 shares of Class A common stock owned directly by Mr. Newbourne and 36,728 shares of restricted Class A common stock.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)	Comprised of 14,866 shares of Class A common stock held by Mr. Alt's spouse.
(10)	Comprised of 72,664 shares of Class A common stock owned directly by Mr. Bosworth and 20,168 shares of Class A common stock held in Mr. Bosworth's IRA.
(11)
Comprised of 50,435 shares of Class A common stock held directly by Mr. Moline, 1,000 shares held in Mr. Moline's IRA, and 5,000 shares of Class A common stock held by Mr. Moline's college-age children, as to which he expressly disclaims beneficial ownership.

(12)	Comprised of 9,577 shares of Class A common stock held directly by Mr. Schmidt.
(13)	Comprised of 7,955 shares of Class A common stock held directly by Mr. Welborn.
(14)
As reported on Schedule 13G filed with the SEC on February 13, 2018, which indicates that AllianceBernstein L.P. has sole voting power with respect to 1,012,800 shares, no shared voting power, sole dispositive power with respect to 1,258,740 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2017.

(15)	As reported on Schedule 13G filed with the SEC on January 23, 2018, which indicates that BlackRock, Inc. has sole voting power with respect to 809,709 shares, no shared voting power, sole dispositive power with respect to 835,104 shares, and shared dispositive power with respect to no shares. Information is as of December 31, 2017.
(16)	As reported on Schedule 13G/A filed with the SEC on February 9, 2018, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,299,725 shares, no shared voting power, sole dispositive power with respect to 1,348,210 shares, and shared dispositive power with respect to no shares. Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP. Information is as of December 31, 2017.
(17)
As reported on Schedule 13G filed with the SEC on February 13, 2018, which indicates that RE Advisers Corporation and National Rural Electric Cooperative Association have sole voting power with respect to 850,119 shares, no shared voting power, sole dispositive power with respect to 850,119 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2017.

(18)
The other executive officers are James F. Brower, Jr., M. Paul Bunn, James Heartfield, R.H. Lovin, T. Ryan Rogers, and William J. Cartright.  Mr. Brower beneficially owns 55,799 shares of Class A common stock, which are comprised of 27,570 shares owned directly and 28,229 shares of restricted Class A common stock.  Mr. Bunn beneficially owns 51,825 shares of Class A common stock, which are comprised of 16,473 shares owned directly, 18,091 shares of restricted Class A common stock, 2,515 shares held by Mr. Bunn's spouse, and 14,746 shares allocated to the account of Mr. Bunn under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn's March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). Mr. Heartfield beneficially owns 17,157 shares of restricted Class A common stock. Mr. Lovin beneficially owns 40,490 shares of Class A common stock, comprised of 18,393 shares owned directly, 16,139 shares of restricted Class A common stock, 3,633 shares allocated to the account of Mr. Lovin under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Lovin's March 29, 2018 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date), and 2,325 shares held as custodian for his minor grandchildren. Mr. Rogers beneficially owns 21,031 shares of Class A common stock, which are comprised of 1 share owned directly and 21,030 shares of restricted Class A common stock. Mr. Cartright beneficially owns 25,300 shares of Class A common stock, which are comprised of 750 owned shares owned directly and 24,550 shares of restricted Class A common stock. The shares detailed in this footnote are included in the calculation of all directors and executive officers as a group. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us.  The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee's purview.  Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a "related party transaction."  All such transactions must be reviewed and preapproved by our Audit Committee.  No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party.  If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2017, no such transactions involved an amount equal to or exceeding $120,000, except for the employment of two immediate family members of David Parker and the Consulting Agreement with Mr. Schmidt.  In 2017, the Company employed the following persons: (i) Clay Scholl, General Manager of our Solutions subsidiary, is the brother-in-law of David Parker, and (ii) Rob Hatchett, Vice President of Recruiting for our Covenant Transport subsidiary, is the son-in-law of David Parker.  Total compensation for 2017 for each of Clay Scholl and Rob Hatchett, respectively, exceeded $120,000.

In July 2016, the Company entered into a Consulting Agreement with Herbert J. Schmidt, one of our directors.  Pursuant to the Consulting Agreement, Mr. Schmidt provides consulting services to the Company and to SRT in particular, including assisting SRT's management in improving SRT's performance.  In approving the Consulting Agreement, the Board determined that Mr. Schmidt’s extensive, executive-level operational experience at Con-way would make him an ideal candidate to assist in the Company’s goal of improving SRT’s operating results.  The Board further determined that achieving this goal would require greater involvement by Mr. Schmidt, both in terms of time and operational direction, than would be commensurate with his role as director.

The Consulting Agreement had an initial term of six months and entitled Mr. Schmidt to receive compensation of $18,333 per month, plus reimbursement of reasonable and customary expenses incurred in connection with his performance of the agreement.  In December 2016, upon a determination that it was in the Company’s interest to continue to utilize Mr. Schmidt as a consultant, the Consulting Agreement was amended so that the term continues on a month-to-month basis, subject to termination by either party upon 30 days’ advance written notice.  The Consulting Agreement was also amended so that Mr. Schmidt was entitled to compensation of $2,000 per day for every day he is on-site at a Company location to perform consulting services or is traveling to or from a Company location to perform consulting services.  This compensation arrangement replaced the previous $18,333 per month arrangement, effective January 1, 2017.  Upon entering into the Consulting Agreement, Mr. Schmidt ceased to serve on our Compensation Committee and, upon amending and extending the Consulting Agreement in December 2016, Mr. Schmidt ceased to serve on our Nominating Committee.  During 2017, the Company paid Mr. Schmidt $124,000 in fees and $17,009 in expense reimbursements under the Consulting Agreement.

PAY RATIO DISCLOSURE
We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees (other than our CEO) was $34,374; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,099,599.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 32 to 1.
To determine the pay ratio, we took the following steps:
We determined that as of December 31, 2017, our employee population consisted of approximately 4,297 individuals, all located in the United States. This population consists of our full-time, part-time, temporary and seasonal employees.
To identify the median employee, we compared the base pay of our employees as reflected in our payroll records for 2017, which was our measurement period. We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available.  We annualized the compensation levels for permanent full-time and part-time employees that worked less than the full year.

We selected total “wages, tips, other compensation,” as reported on Internal Revenue Service Form W-2, as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.
Once we identified our median employee, we calculated such employee’s annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $34,374. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that, as of December 31, 2017, approximately 4.4% of our employees were student drivers, which had the effect of lowering our median employee compensation.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named

Executive Officers as disclosed on pages 14 to 31.  Non-binding votes to approve the compensation of our Named Executive Officers are held every year. In proposal 3 below, we recommend that stockholders vote to hold such non-binding votes every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	●	We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	●	Annual management bonuses for each of our Named Executive Officers are based on adjusted EPS (and for certain of our Named Executive Officers, the satisfaction of operating income and operating ratio targets established for the Company's subsidiaries) critical to our goal of maintaining profitability and fostering long-term growth.

Enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders.	● ●	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
o            Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results.  For 2017, the annual cash incentives were subject to adjustment based on our performance relative to peer companies. Caps on cash awards are built into our plan design.
o            The equity compensation component, which includes awards such as restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.

Control costs.	● ● ●
We provide de minimis perquisites to our Named Executive Officers and have suspended employee matching "discretionary" contributions to the Named Executive Officers' 401(k) accounts.

We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

Historically, we have frozen the base salaries of our Named Executive Officers during challenging economic environments.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 14 of this proxy statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

"RESOLVED, that the stockholders advise that they approve the compensation of the Company's Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company's 2018 Annual Meeting of Stockholders."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2017 was KPMG LLP.  KPMG has served as our independent registered public accounting firm since September 2001.  A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  KPMG's representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

KPMG billed us the following amounts for services provided in the following categories during the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	$496,350	$490,453
Audit-Related Fees(2)	-	-
Tax Fees(3)	156,992	71,415
All Other Fees(4)	-	-
Total	$656,992	$561,868

(1)
Represents the aggregate fees billed and expenses for professional services rendered by KPMG for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)
Represents the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "audit fees." There were no such fees and expenses for 2017 or 2016.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
(4)	Represents the aggregate fees billed for products and services provided by KPMG, other than audit fees, audit-related fees, and tax fees. There were no such fees for 2017 or 2016.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2017.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.  KPMG LLP served as the Company's independent registered public accounting firm for 2017, and the services it provided to the Company and its subsidiaries in 2017 are described under Audit-Related Matters above.

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of KPMG LLP.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee will reconsider the appointment if not ratified.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our 2019 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting must be in writing and received by us at our principal executive office on or before December 17, 2018.  However, if the date of the 2019 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2019, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2019 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

We must receive in writing any stockholder proposals to be considered at our 2019 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by March 2, 2019.  However, if the date of the 2019 Annual Meeting of Stockholders is more than thirty days before or after May 17, 2019, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting.  Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be addressed and sent to Joey B. Hogan, President and COO; Covenant Transportation Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Transportation Group, Inc.
/s/ David R. Parker
David R. Parker
Chairman of the Board
April 16, 2018

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 17, 2018.

Vote by Internet • Go to www.investorvote.com/CVTI • Or scan the QR code with your smartphone • Follow the steps outline on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	[X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	01 – David R. Parker	02 – William T. Alt	03 – Robert E. Bosworth
		04 – Bradley A. Moline	05 – Herbert J. Schmidt	06 – W. Miller Welborn

[ ]	Mark here to vote FOR all nominees	[ ]	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06
[ ]	For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the immediate left and the corresponding numbered box(es) to the right.	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

2.	Advisory and non-binding vote to approve executive compensation.	For [ ]	Against [ ]	Abstain [ ]

3.	Ratification of appointment of KPMG LLP for the fiscal year ending December 31, 2018.	For [ ]	Against [ ]	Abstain [ ]

B	Non-Voting Items Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Stockholders.
The Annual Report and Proxy Statement are available at
www.edocumentview.com/CVTI

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — COVENANT TRANSPORTATION GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2018

Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as "Common Stock") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), hereby appoint(s) David R. Parker and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Thursday, May 17, 2018, at 1:00 P.M. Eastern Daylight Time, and at any adjournment thereof.  The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2018 Annual Meeting of Stockholders of the Company and the Annual Report to Stockholders for the year ended December 31, 2017.

A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.

If you vote by telephone or over the Internet, do not mail your proxy card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)